SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Corrections Corporation of America

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

April 8, 2005

To our stockholders:

     You are invited to attend the 2005 Annual Meeting of Stockholders of Corrections Corporation of America (the “Company”) to be held at 10:00 a.m., local time, on Tuesday, May 10, 2005, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. The Notice of Annual Meeting and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, as well as other important information about the Company.

     During the meeting, management will review our recently completed 2004 fiscal year and provide a report on our progress, including recent developments. Stockholders also will have the opportunity to ask questions about the Company.

     Along with the other members of the Board of Directors and management, we look forward to greeting you at the Annual Meeting if you are able to attend.

Sincerely,

/s/ William F. Andrews

William F. Andrews
Chairman of the Board of Directors

/s/ John D. Ferguson

John D. Ferguson
Vice-Chairman of the Board of Directors,
Chief Executive Officer, and President

CORRECTIONS CORPORATION OF AMERICA
10 Burton Hills Boulevard
Nashville, Tennessee 37215

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 10, 2005

Time, Date, & Place

     The Annual Meeting of Stockholders will be held at 10:00 a.m., local time, on Tuesday, May 10, 2005, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee.

Items of Business

     Stockholders will consider and vote on the following items at the Annual Meeting:

(1)	The election of 12 directors to serve on the Company’s Board of Directors;

(2)	The ratification of the appointment by the Company’s Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm; and

(3)	Any other matters that are properly raised at the Annual Meeting.

Who May Vote

     Stockholders of record at the close of business on Monday, March 28, 2005 are entitled to receive this notice and vote at the Annual Meeting.

How to Vote

     Your vote is important. Most stockholders have a choice of voting on the Internet, by telephone, or by mail using the enclosed proxy card. Please refer to the proxy card and the accompanying Proxy Statement for information regarding your voting options. Even if you plan to attend the Annual Meeting, please take advantage of one of the advance voting options to assure that your shares are represented at the Annual Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement.

By Order of the Board of Directors,

/s/ G. A. Puryear IV

G. A. Puryear IV
Executive Vice President, General Counsel,
and Secretary

April 8, 2005
Nashville, Tennessee

i

ii

CORRECTIONS CORPORATION OF AMERICA

PROXY STATEMENT
FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 10, 2005

     We are providing this Proxy Statement, together with a Notice of Annual Meeting of Stockholders and a form of proxy card, in connection with the solicitation by the Board of Directors of Corrections Corporation of America, a Maryland corporation (the “Company,” “we,” or “us”), of proxies to be voted at our 2005 Annual Meeting of Stockholders and any adjournment or postponement of the meeting (the “Annual Meeting”). These proxy materials are being sent beginning on or about Friday, April 8, 2005.

     The Annual Meeting will take place on Tuesday, May 10, 2005, at 10:00 a.m., local time, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. All stockholders are invited to attend. Because the Annual Meeting is being held at our corporate headquarters, seating is limited and will be available on a first come, first served basis.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What matters will be acted on at the Annual Meeting?

     Stockholders will consider and vote on the following matters at the Annual Meeting:

1.	The election of 12 members to our Board of Directors;

2.	The ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005; and

3.	Any other matters that are properly raised at the Annual Meeting.

     As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for action at the Annual Meeting.

What are the Board of Directors’ recommendations?

     Our Board of Directors recommends that you vote:

•	FOR the election of each of the 12 nominees to serve as directors on the Board of Directors.

     The Audit Committee of our Board of Directors recommends that you vote:

•	FOR the ratification of the appointment of Ernst & Young LLP.

     If any other matter properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Who is entitled to vote at the Annual Meeting?

     Stockholders of record of our common stock at the close of business on the “record date” are entitled to receive the accompanying notice and to vote at the Annual Meeting. The Board of Directors has fixed the close of business on Monday, March 28, 2005 as the record date.

     As of the record date, there were 39,122,810 shares of common stock outstanding and entitled to vote. Holders of common stock are entitled to one vote for each share of common stock held as of the record date on each matter to be voted on at the Annual Meeting.

How do I vote?

     Your vote is important. Whether or not you plan to attend the meeting in person, we urge you to vote as soon as possible by completing, signing, dating, and promptly returning the enclosed proxy card in the envelope provided or by voting by telephone or the Internet as described below. If you choose to attend the meeting in person, you may revoke your proxy and personally cast your votes.

     Voting by proxy card. If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

     Voting by telephone or the Internet. If you are a registered stockholder, you may also vote by telephone by following the instructions on your proxy card. The deadline for registered holders to vote by telephone is 11:59 p.m., Eastern Daylight Savings Time, on May 9, 2005. If your shares are held in “street name,” you may vote by telephone or electronically through the Internet as instructed on your proxy card. The deadline for “street name” holders voting by telephone or the Internet is 11:59 p.m., Eastern Daylight Savings Time, on May 9, 2005.

     401(k) shares. If you participate in the Corrections Corporation of America 401(k) Savings and Retirement Plan, you may vote the shares of our common stock credited to your account as of the record date by completing and returning the accompanying proxy card or by telephone by following the instructions on your proxy card. If you do not vote your shares, the trustee will vote your shares in its discretion.

     Changing a vote. You may change your vote at any time before it is cast by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. If you have voted by telephone or by the Internet, you may change your vote by following the same instructions used in originally voting your shares. Attendance at the meeting will not by itself revoke a previously granted proxy.

What vote is required to approve each item?

     Quorum Requirement. The presence, in person or by proxy, of the Company’s stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum.

     Election of Directors. Under the Company’s Third Amended and Restated Bylaws (the “Bylaws”) and Maryland law, the affirmative vote of a plurality of all of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

     Other Items. For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2005 and any other matter that properly comes before the Annual Meeting, the affirmative vote of a majority of the votes cast is required for approval. An “ABSTAIN” election will not be counted as a vote “for” or “against” any such matter. As noted above, if any other matter properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

     If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum.

What if I am unable to attend the Annual Meeting in person?

     A live broadcast of the Annual Meeting will be available on-line through our website at www.correctionscorp.com (under the “Webcasts” section of the Investor page). The on-line replay will be archived on our website promptly following the meeting.

Where can I find the voting results?

     We will announce the voting results at the Annual Meeting. We also will report the voting results in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2005, which we expect to file with the Securities and Exchange Commission, or the SEC, in August 2005.

How and when may I submit a stockholder proposal for the Company’s 2006 Annual Meeting?

     Our annual meeting of stockholders generally is held in May of each year. Consistent with applicable SEC rules, we will consider for inclusion in our proxy materials for next year’s annual meeting stockholder proposals that are received at our executive offices no later than December 9, 2005 and that comply with other SEC rules regarding form and content. Proposals must be sent to the following address: Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

     Other stockholder proposals may be raised at next year’s meeting (but not considered for inclusion in our proxy materials) if timely received and otherwise in compliance with the advance notice provisions of our Bylaws. In order to be timely, notice must be received at our executive offices (the address listed above) between February 9, 2006 and March 11, 2006.

Can I communicate directly with members of the Company’s Board of Directors?

     Yes. Stockholders, employees, and other parties interested in communicating directly with members of the Company’s Board of Directors (including specific members of the Board or non-management directors as a group) may do so by writing to Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. The Secretary of the Company compiles all substantive communications and periodically submits them to the Board, the group of directors, or the individual directors to whom they are addressed. Concerns relating to accounting, internal controls, or auditing matters are handled in accordance with procedures established by the Audit Committee.

How can I obtain the Company’s Annual Report on Form 10-K?

     All stockholders of record on the record date will receive with this Proxy Statement a copy of our 2004 Annual Report to Stockholders. The Annual Report to Stockholders is not part of the proxy solicitation materials. Any stockholder who desires a copy of our 2004 Annual Report to Stockholders or our Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC, may obtain a copy without charge by visiting our website, www.correctionscorp.com, or by addressing a request to: Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

What are the costs of soliciting these proxies?

     The Company pays the cost of soliciting proxies. We have retained Corporate Communications, Inc. to assist with the solicitation of proxies on our behalf. Corporate Communications, Inc. will receive a fee of $4,000, plus reasonable expenses, for these and other services in connection with the Annual Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses. Proxies may also be solicited personally or by telephone or fax by directors, officers, and employees of the Company. No additional compensation will be paid for these services.

How many copies should I receive if I share an address with another stockholder?

     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our transfer agent, identified below, if you hold registered shares. You can also notify us by sending a written request to Corrections Corporation of America, Attention: Karin Demler, 10 Burton Hills Boulevard, Nashville, Tennessee 37215, or by calling Karin Demler at (615) 263-3000.

Who should I contact if I have any questions?

     If you have any questions about the Annual Meeting or these proxy materials, please contact Karin Demler, our director of investor relations, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, (615) 263-3000. If you are a registered stockholder and have any questions about your ownership of our common stock, please contact our transfer agent, the American Stock Transfer and Trust Company, at 59 Maiden Lane, New York, New York 10038, (800) 937-5449, or Karin Demler at the address and phone number above. If your shares are held in a brokerage account, please contact your broker.

CORPORATE GOVERNANCE

     You can access our corporate charter, Bylaws, Corporate Governance Guidelines, current committee charters, Code of Ethics and Business Conduct, and other corporate governance-related information on our website, www.correctionscorp.com (under the “Corporate Governance” section of the Investor page), or by addressing a written request to Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. We did not make any material revisions to these documents in 2004.

     We believe that effective corporate governance is important to our long-term health and our ability to create value for our stockholders. With leadership from our Nominating and Governance Committee, our Board of Directors regularly evaluates regulatory developments and trends in corporate governance to determine whether our policies and practices in this area should be enhanced. The Nominating and Governance Committee also administers an annual Board self-evaluation process. In addition, our directors are encouraged to attend director education programs, which are reimbursed by the Company.

Board of Directors Meetings and Committees

     Our Board of Directors is responsible for establishing the Company’s broad corporate policies and strategic objectives, reviewing our overall performance, and overseeing management’s performance. Among other things, the Board selects and evaluates our executive officers; establishes, reviews, and approves our corporate objectives and strategies; and evaluates and approves major capital commitments.

     The Board currently consists of twelve members, all of whom are standing for re-election and are identified, along with their biographical information, under “Proposal I – Election of Directors.” The Board met six times in 2004, with each director attending over 90% of their Board and committee meetings. All directors attended all of the full Board meetings and 11 of 12 attended all of their committee meetings. All directors attended last year’s annual meeting of stockholders, and the Board has adopted as its policy that directors are strongly encouraged to attend each annual meeting.

     Our Board of Directors has four regularly standing committees: the Audit, Compensation, Nominating and Governance, and Executive Committees. Each committee has a written charter that has been approved by the committee and the Board and that is reviewed at least annually. The table below shows the current composition of each of our Board committees, together with a summary of each committee’s responsibilities and the number of meetings each committee held in 2004.

Committee	Members(1)	Summary of Responsibilities	Meetings

Audit	C. Michael Jacobi (Chair)	See “Audit Committee Report” below.	7
	Donna M. Alvarado
	Lucius E. Burch, III
	Charles L. Overby
	Henri L. Wedell

Compensation	Joseph V. Russell (Chair)	Responsible for executive and director	3
	John D. Correnti	compensation and administration of
	John R. Horne	equity-based compensation plans. Other
	John R. Prann, Jr.	responsibilities include:

		• Evaluate the performance of the CEO and executive officers; and

Committee	Members(1)	Summary of Responsibilities	Meetings

		• Assist the Nominating and Governance Committee with executive succession planning efforts.
		See “Report of the Compensation Committee” below.

Nominating and Governance	Charles L. Overby (Chair) Thurgood Marshall, Jr. Joseph V. Russell	Responsible for identifying and recommending director nominees to the full Board and taking a leadership role in shaping and evaluating the Board’s corporate governance initiatives. Other responsibilities include:	3

		• Review and assess the Company’s ethics and compliance program;

		• Oversee Board’s self-evaluation process; and

		• Lead the Board’s executive succession planning efforts.

		See “Director Candidates” below.

Executive	John D. Ferguson (Chair)	When necessary, and subject to authority	1
	William F. Andrews	limitations with respect to significant
	Lucius E. Burch, III	corporate actions, act on behalf of the
	Joseph V. Russell	full Board during intervals between Board meetings.

(1)	Mr. Burch also served on the Compensation Committee from February 2004 through December 2004.

Executive Sessions

     Executive sessions, or meetings of our non-management directors without management present, are held regularly in order to provide an opportunity for the outside directors to discuss openly any and all matters. Executive sessions of the Board are chaired on a rotating basis by the outside directors, with rotation in alphabetical order by last name. In 2004, the outside directors met in executive session three times.

Director Independence

     Mr. Andrews and Mr. Ferguson are the only members of the Board of Directors who are CCA employees. The Board has determined that all of our other directors are independent. Accordingly, 10 of our 12 directors are independent and our Audit, Compensation, and Nominating and Governance Committees are composed entirely of independent directors. In making its independence determinations, the Board used the standards for director independence set forth in the New York Stock Exchange (“NYSE”) corporate governance listing standards (Section 303A) and our Corporate Governance Guidelines and, with respect to Audit Committee members, Section 10A(m)(3) of the Securities Exchange Act of 1934.

     As disclosed in last year’s proxy statement, the Board determined that the independence of Mr. Correnti and Mr. Horne could be considered impaired for parts of 2004 and 2005 as a result of the application of the three year “look back” period required by the revised NYSE independence standards that became effective in November 2003. Each resigned from the Compensation Committee in February 2004 to ensure our compliance with the NYSE standards. The NYSE again revised its independence standards in November 2004. In December 2004, the Board determined that Mr. Correnti’s independence would not be considered impaired under the revised standards and accordingly that he was independent, and re-appointed him to the Compensation Committee. With respect to Mr. Horne, the Board determined that he was independent and re-appointed him to the Compensation Committee based upon the expiration of the three year “look back” period in February 2005.

Independence and Financial Literacy of Audit Committee Members

     The Board has determined that each member of the Audit Committee is independent as defined by the standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934. The Board also has determined that each member is “financially literate” as defined by the rules of the NYSE and that Mr. Jacobi is an “audit committee financial expert” as defined in Item 401(e) of Regulation S-K under the Securities Exchange Act of 1934.

Director Compensation

     Employee directors (Mr. Andrews and Mr. Ferguson) do not receive compensation for Board service. Non-employee directors are compensated pursuant to our Non-Employee Directors’ Compensation and Non-Employee Directors’ Share Option Plans, which provide for the following:

•	Annual option grants;

•	Annual retainers; and

•	Board and committee meeting fees.

     Non-employee directors may elect to receive all or a portion of their retainers in the form of common stock rather than cash. Non-employee directors may also defer all or a portion of their retainer and meeting fees pursuant to our Non-Employee Directors’ Deferred Compensation Plan. In addition, non-employee directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings, as well as director education programs.

     The retainers and meeting fees paid to our non-employee directors were modified in May 2004. The current and previous amounts for retainers and meeting fees are as follows:

Retainers and Fees	Current	Previous
Board retainer	$45,000	$34,000
Board meeting fee	$3,000	$1,500
Audit chair retainer	$7,500	N/A
Audit member retainer	$2,000	N/A
Compensation, Nominating and Governance chair retainer	$2,000	N/A
Committee chair meeting fee (excluding Executive)	$2,500	$2,500
Non-chair committee meeting fee	$2,000	$1,500

     In addition to cash compensation, each non-employee director receives an annual grant of a non-qualified option for the purchase of 4,000 shares of the Company’s common stock. The option has an exercise price equal to the fair market value of the stock on the grant date and is fully vested as of the grant date. The terms and amounts of option grants have not changed with respect to 2004 or 2005.

Director Candidates

     The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify our Secretary in writing, along with any supporting material the stockholder considers appropriate, in accordance with the stockholder proposal provisions of our Bylaws. General information concerning the submission of stockholder proposals is provided above under the caption “How and when may I submit a stockholder proposal for the Company’s 2006 Annual Meeting?” Pursuant to Board policy, there are to be no differences in the manner in which the Committee evaluates candidates based on the source of the recommendation.

     The Nominating and Governance Committee is authorized by the Board to identify director candidates, evaluate and consider candidates proposed by any director, member of management, or stockholder, develop and implement screening processes it deems necessary and appropriate, and recommend for selection by the Board director nominees for each annual meeting of stockholders and, when necessary, vacancies on the Board. The Committee is authorized by the Board to exercise sole authority in retaining any third-party search firm the Committee deems appropriate to identify and assist with the evaluation of director candidates, and has utilized that authority in past director searches.

     The Committee evaluates prospective nominees against the criteria in our Corporate Governance Guidelines and the Director Nominations Policy adopted by the Board, which include professional integrity and sound judgment, sufficient time available to devote to Board activities, a general understanding of marketing, finance, and other elements relevant to the success of a publicly-traded company in today’s business environment, an understanding of our business, and factors such as diversity, age, skills, and educational and professional background. The Committee may also consider other factors it deems relevant, including the current composition of the Board, whether there is a need to fill vacancies or expand or contract the size of the Board, the balance of management and independent directors, the need for Audit Committee expertise, and the qualifications of other prospective nominees. With respect to determining whether current directors should stand for re-election, the Nominating and Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board and the Company.

     With respect to new candidates for Board service, a full evaluation may also include detailed background checks, in-person and telephonic interviews with Nominating and Governance Committee and other Board members, and consultation with our Chairman and other Board members. The

Committee evaluation process culminates with a decision as to whether or not to recommend the prospective nominee to the full Board for appointment and/or nomination.

Limitations on Other Board Service

     The Audit Committee charter provides that a member of the Audit Committee may not serve on the audit committee of more than two other public companies without Board approval. Otherwise, we do not believe that our directors should be categorically prohibited from serving on boards and/or board committees of other organizations. However, our Corporate Governance Guidelines and Director Nominations Policy instruct the Nominating and Governance Committee and the full Board to take into account the nature of and time involved in a director’s service on other boards in evaluating the suitability of individual directors and in making its recommendations to our stockholders. Service on boards and/or committees of other organizations must also be consistent with our conflicts of interest policy, as set forth in our Code of Ethics and Business Conduct, which, among other things, requires a director to provide notice to the Board of his or her acceptance of a nomination to serve on the board of another public company.

Communications with Directors

     Stockholders, employees, and other interested parties may communicate with members of the Company’s Board of Directors (including specific members of the Board or non-management directors as a group) by writing to Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. To the extent such communications are received, our Secretary compiles all substantive communications and periodically submits them to the Board, the group of directors, or the individual directors to whom they are addressed. Communications that the Secretary would not consider “substantive,” and therefore may not submit to the addressee, may include junk mail, mass mailings, resumes and job inquiries, surveys, business solicitations, advertisements, frivolous communications, and other similarly unsuitable communications.

     Communications expressing concerns or complaints relating to accounting, internal controls, or auditing matters are handled in accordance with procedures established by the Audit Committee. Under those procedures, concerns that are improperly characterized as having to do with accounting, internal controls, or auditing matters or that are frivolous or clearly inconsequential may be addressed by the Secretary without presentation to the Audit Committee. However, in all cases the Secretary maintains a log of correspondence addressed to directors that may be reviewed by any director at his or her request.

Certain Relationships and Related Transactions

     Since the beginning of the last fiscal year, there have been no related party transactions between us and any of our directors, executive officers, 5% stockholders, or their family members which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

Compensation Committee Interlocks and Insider Participation

     During 2004, Mr. Prann and Mr. Russell served on our Compensation Committee for the full year, with Mr. Russell serving as the committee’s chair. Mr. Burch, Mr. Correnti, and Mr. Horne each served on the committee for a portion of the year. None of the foregoing current and former members of the Compensation Committee or any of their family members serve or have served as an officer or employee of the Company. None of our executive officers served during 2004 as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of the Compensation Committee.

Code of Ethics and Business Conduct

     All of our directors and employees, including our Chief Executive Officer and President, Chief Financial Officer, and principal accounting officer, are subject to our Code of Ethics and Business Conduct. Our Code of Ethics and Business Conduct and related compliance policies are designed to promote an environment in which integrity is valued, business is conducted in a legal and ethical manner, and ethics and compliance issues are raised and addressed. Our Nominating and Governance Committee is responsible for reviewing the Code annually and our Audit Committee is responsible for addressing any violations or waivers involving our executive officers and directors. We intend to post amendments to or waivers from our Code of Ethics and Business Conduct (to the extent applicable to our directors, chief executive officer, principal financial officer, or principal accounting officer) on our website. Our Code of Ethics and Business Conduct is accessible on our website, www.correctionscorp.com (under the “Corporate Governance” section of the Investor page).

Report of the Audit Committee

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

General Responsibilities

     Our Audit Committee is charged with oversight of the integrity of our financial statements; the effectiveness of our internal control over financial reporting; our compliance with legal and regulatory requirements; the qualifications, independence, and performance of our independent registered public accounting firm; and the performance of our internal audit function. Among other things, the Committee monitors preparation by our management of quarterly and annual financial reports and interim earnings releases; supervises our relationship with our independent registered public accounting firm, including making decisions with respect to appointment or removal, reviewing the scope of audit services, approving audit and non-audit services, and annually evaluating the audit firm’s independence; and oversees management’s implementation and maintenance of effective systems of internal accounting and disclosure controls, including review of our policies relating to legal and regulatory compliance and review of our internal auditing program. The full text of the Audit Committee charter is available on the Company’s website at www.correctionscorp.com (under the “Corporate Governance” section of the Investor page).

2004 Meetings

     The Audit Committee met seven times in 2004. Within those meetings, the Committee conducted executive sessions with our independent registered public accounting firm five times. The Committee also meets in separate executive sessions at least annually with each of management and the Company’s internal audit personnel.

Oversight of Financial Reporting

     As part of its oversight of our financial statements, the Committee reviews and discusses with both management and our independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. With respect to fiscal 2004, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the

Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, including the quality of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the disclosures made to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     Also with respect to fiscal 2004, management completed the documentation, testing, and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee received periodic updates provided by management, the independent registered public accounting firm, and the internal auditors at each regularly scheduled Audit Committee meeting, and provided oversight during the process. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed a report on, the effectiveness of our internal control over financial reporting. The Audit Committee also reviewed the following, all of which are included in our Annual Report on Form 10-K for the year ended December 31, 2004: Management’s Report on Internal Control over Financial Reporting; Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm; and Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting.

     Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

C. Michael Jacobi, Chair	Charles L. Overby
Donna M. Alvarado	Henri L. Wedell
Lucius E. Burch, III

PROPOSAL I - ELECTION OF DIRECTORS

Directors Standing for Election

     The current term of office of each of our directors expires at the Annual Meeting. The Board of Directors proposes that the following nominees, all of whom are currently serving as directors, be re-elected for a new term of one year and until their successors are duly elected and qualified. We expect each of the nominees to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

     Information regarding each of the nominees for director is set forth below. Directors’ ages are given as of the date of this Proxy Statement.

     The Board of Directors unanimously recommends a vote FOR each of the 12 nominees listed below.

WILLIAM F. ANDREWS	Director since 2000

Mr. Andrews, age 73, has served as a director and Chairman of our Board since August 2000. Mr. Andrews also serves as a member of our Executive Committee. Prior to our restructuring in 2000, Mr. Andrews served as a director for our predecessor company and its affiliated operating company. Mr. Andrews has been a principal of Kohlberg & Company, a private equity firm specializing in middle market investing, since 1995. He also currently serves as: chairman of Katy Industries, Inc., a publicly-traded manufacturer and distributor of consumer electric corded products and maintenance cleaning products, among other product lines; chairman of Allied Aerospace, a private company engaged in the engineering and manufacture of complex aerospace hardware and prototype systems for ground test and flight applications; a director of Black Box Corporation, a publicly-traded provider of information technology infrastructure solutions; a director of Trex Corporation, a publicly-traded producer of decking and railing products; and a director of O’Charley’s Inc., a publicly-traded restaurant company. Mr. Andrews previously served as chairman of Northwestern Steel and Wire Company, Scovill Fasteners Inc., and Schrader-Bridgeport International, Inc., among others. Mr. Andrews is a graduate of the University of Maryland and received a Masters of Business Administration from Seton Hall University.

JOHN D. FERGUSON	Director since 2000

Mr. Ferguson, age 59, has served as a director, our Chief Executive Officer and President, and Vice-Chairman of our Board since August 2000. Mr. Ferguson also serves as the Chair of our Executive Committee. Prior to joining the Company, Mr. Ferguson served as the Commissioner of Finance for the State of Tennessee from June 1996 to July 2000. As Commissioner of Finance, Mr. Ferguson served as the State’s chief corporate officer and was responsible for directing the preparation and implementation of the State’s $17.2 billion budget. From 1990 to February 1995, Mr. Ferguson served as the chairman and chief executive officer of Community Bancshares, Inc., the parent corporation of The Community Bank of Germantown (Tennessee). Mr. Ferguson is a former member of the State of Tennessee Board of Education and served on the Governor’s Commission on Practical Government for the State of Tennessee. Mr. Ferguson currently serves as a director for the Tennessee Performing Arts Center Management Corporation and the United Way of Metro Davidson County. Mr. Ferguson graduated from Mississippi State University in 1967.

DONNA M. ALVARADO	Director since 2003

Ms. Alvarado, age 56, has served as a director and member of our Audit Committee since December 2003. Ms. Alvarado is the founder and current President of Aguila International, an international business consulting firm that specializes in human resources and leadership development and provides a consortium for businesses and non-profit organizations seeking to collaborate in the western hemisphere. In addition to her established career in the private sector, Ms. Alvarado has held senior management positions in government, including Deputy Assistant Secretary of Defense with the U.S. Department of Defense, Counsel for the U.S. Senate Committee on the Judiciary Subcommittee on Immigration and Refugee Policy, Staff Member of the U.S. House of Representatives Select Committee on Narcotics Abuse and Control, and Director of ACTION, the federal domestic volunteer agency, a position to which she was appointed by President Reagan. Ms. Alvarado currently serves as Vice-Chair of the Ohio Board of Regents, as a member of the Ohio Governor’s Commission on Higher Education and the Economy, and as Chair of the Ohio Governor’s Workforce Policy Board. Ms. Alvarado earned both a master’s and bachelor’s degree in Spanish from Ohio State University, completed doctoral coursework in Latin American Literature at the University of Oklahoma, and earned a postgraduate certificate in Financial Management from the Wharton School of Business at the University of Pennsylvania.

LUCIUS E. BURCH, III	Director since 2000

Mr. Burch, age 63, has served as a director and member of our Audit Committee since December 2000 and served as a member of our Compensation Committee from February 2004 to December 2004. Mr. Burch also serves on our Executive Committee. Prior to our restructuring in 2000, Mr. Burch served as a director for our predecessor company and as chairman of its affiliated operating company. Mr. Burch currently serves as chairman and chief executive officer of Burch Investment Group, a private venture capital firm located in Nashville, Tennessee (formerly known as Massey Burch Investment Group, Inc.), a position he has held since October 1989. Mr. Burch currently serves as a director of Affirmative Insurance Holdings, Inc., a publicly traded provider of specialty insurance products, and also serves on the boards of directors of several private companies, including Maxwell Medical, Education Networks of America, and MCT Corp. Mr. Burch graduated from the University of North Carolina where he received a B.A. degree in 1963.

JOHN D. CORRENTI	Director since 2000

Mr. Correnti, age 58, has served as a director since December 2000. Mr. Correnti currently serves as chairman and chief executive officer of SteelCorr Inc., a position he has held since December 2002. From December 1999 through December 2002, Mr. Correnti served as the chairman of the board of directors and as the chief executive officer of Birmingham Steel Corporation, a publicly-traded steel manufacturing company whose assets were acquired by Nucor Corporation, a publicly-traded manufacturer of steel products, in December 2002. Mr. Correnti served as the president, chief executive officer, and vice chairman of Nucor Corporation from 1996 to 1999 and as its president and chief operating officer from 1991 to 1996. Mr. Correnti also serves as a director of Navistar International Corporation. Mr. Correnti holds a B.S. degree in civil engineering from Clarkson University.

JOHN R. HORNE	Director since 2001

Mr. Horne, age 67, has served as a director since December 2001. Mr. Horne served as chairman of Navistar International Corporation, a publicly-traded truck and engine manufacturer, from April 1996 to February 2004. From March 1995 to February 2003, Mr. Horne served as Navistar’s president and chief executive officer, after having served as the company’s chief operating officer for more than four years.

Mr. Horne also currently serves on the board of directors of Intermet Corporation and Junior Achievement of Chicago. Mr. Horne received his M.S. degree in mechanical engineering from Bradley University in 1964, a B.S. degree in mechanical engineering from Purdue University in 1960, which also awarded him an Honorary Doctor of Engineering degree in May 1998, and is a graduate of the management program at Harvard Graduate School of Business Administration.

C. MICHAEL JACOBI	Director since 2000

Mr. Jacobi, age 63, has served as a director and as Chair of the Audit Committee since December 2000. Mr. Jacobi currently is the President and Chief Executive Officer and a director of Katy Industries, Inc. Mr. Jacobi has been associated with Katy Industries since June 2001. From October 1999 until April 2000 he was Chairman of Timex Watches Limited (India), a public company headquartered in New Delhi, India and from July 1999 until April 2000 he was Chairman and Chief Executive Officer of Beepware Paging Products, L.L.C., Waterbury, Connecticut, a company jointly owned by Timex Corporation and Motorola, Inc. Mr. Jacobi served as President and Chief Executive Officer and a director of Timex Corporation, headquartered in Middlebury, Connecticut, from December 1993 to August 1999. He is also a member of the board of directors of Webster Financial Corporation, a public company engaged in banking and financial services, and Invisible Technologies, Inc., a privately held company headquartered in Garrett, Indiana engaged in the design, manufacture, and distribution of electronic training products for sporting dogs and pet companion dogs under the brand names Innotek and Invisible Fence. Mr. Jacobi is a certified public accountant and holds a B.S. degree from the University of Connecticut.

THURGOOD MARSHALL, JR.	Director since 2002

Mr. Marshall, age 48, has served as a director and member of the Nominating and Governance Committee since December 2002. Mr. Marshall is a partner in the law firm of Swidler Berlin LLP in Washington D.C. In addition, he is a managing director of the Harbour Group, LLC, a wholly owned subsidiary of Swidler Berlin LLP that develops public relations campaigns and legislative strategies for business clients. Previously, he has held appointments in each branch of the federal government, including Cabinet Secretary to President Clinton and Director of Legislative Affairs and Deputy Counsel to Vice President Al Gore. In his role under President Clinton, Mr. Marshall was the chief liaison between the President and the agencies of the Executive Branch. Mr. Marshall, the son of the historic Supreme Court Justice Thurgood Marshall, earned a B.A. in 1978 and a J.D. in 1981 from the University of Virginia, after which he clerked for United States District Judge Barrington D. Parker. He serves on the American Bar Association Election Law Committee and served previously as its chair. He also serves as a board member of the National Fish & Wildlife Foundation and the Supreme Court Historical Society, and as a member of the Ethics Committee of the United States Olympic Committee.

CHARLES L. OVERBY	Director since 2001

Mr. Overby, age 58, has served as a director since December 2001. Mr. Overby has served as a member of the Audit Committee since February 2002 and as the Chair of the Nominating and Governance Committee since the committee was established in December 2002. Mr. Overby is the chairman and chief executive officer of The Freedom Forum, an independent, non-partisan foundation dedicated to the First Amendment and media issues, and two of the foundation’s affiliate organizations: the Newseum and the Diversity Institute at Vanderbilt University. Mr. Overby is a former Pulitzer Prize-winning editor in Jackson, Mississippi. He worked 16 years for Gannett Co., the nation’s largest newspaper company, in various capacities, including as reporter, editor, and corporate executive. He was vice president for news and communications for Gannett and served on the management committee of Gannett and USA Today.

Mr. Overby currently serves on the board of the Committee to Protect Journalists and the Board of Regents of Baylor University. Mr. Overby attended the University of Mississippi and is a member of its foundation board.

JOHN R. PRANN, JR.	Director since 2000

Mr. Prann, age 54, has served as a director and member of the Compensation Committee since December 2000. Mr. Prann served as the president and chief executive officer of Katy Industries, Inc. from 1993 to February 2001. From 1991 to 1995, Mr. Prann served as the president and chief executive officer of CRL, Inc., an equity and real estate investment company that held a 25% interest in Katy. A former partner with the accounting firm of Deloitte & Touche, Mr. Prann graduated from the University of California, Riverside in 1974 and obtained his M.B.A. from the University of Chicago in 1979.

JOSEPH V. RUSSELL	Director since 1999

Mr. Russell, age 64, has served as a director since 1999 and, prior to our restructuring, served as an independent trustee of CCA Prison Realty Trust. Mr. Russell is the Chair of the Compensation Committee and a member of the Executive Committee and the Nominating and Governance Committee. Mr. Russell is the president and chief financial officer of Elan-Polo, Inc., a Nashville-based, privately-held, world-wide producer and distributor of footwear. Mr. Russell is also the vice president of and a principal in RCR Building Corporation, a Nashville-based, privately-held builder and developer of commercial and industrial properties. He also serves on the boards of directors of Community Care Corp. and the Footwear Distributors of America Association. Mr. Russell graduated from the University of Tennessee in 1963 with a B.S. in Finance.

HENRI L. WEDELL	Director since 2000

Mr. Wedell, age 63, has served as a director and member of the Audit Committee since December 2000. Mr. Wedell is a private investor in Memphis, Tennessee. Prior to his retirement in 1999, Mr. Wedell was the senior vice president of sales of The Robinson Humphrey Co., an investment banking subsidiary of Smith-Barney, Inc., with which he was employed for over 24 years. From 1990 to 1996, he served as a member of the board of directors of Community Bancshares, Inc., the parent corporation to The Community Bank of Germantown. Mr. Wedell graduated from the Tulane University Business School, where he received a B.B.A. in 1963.

PROPOSAL II - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2004 are described below under “Audit and Non-Audit Fees.”

     Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and we expect that they will be available to respond to questions.

     Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the Annual Meeting. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. If the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it determined that it is in the Company’s best interest to do so.

     The Audit Committee of the Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2005.

Audit and Non-Audit Fees

     The following table presents fees for audit, audit-related, tax, and other services rendered by the Company’s principal independent auditor for the years ended December 31, 2004 and 2003.

	Ernst & Young LLP
Fees	2004	2003
Audit Fees (1)	$932,672	$889,795
Audit-Related Fees	—	—
Tax Fees (2)	833,559	628,038
All Other Fees (3)	1,500	1,500

Total	$1,767,731	$1,519,333

(1)	Audit fees for 2004 and 2003 include fees associated with the audit of our consolidated financial statements, the audit of our internal control over financial reporting, reviews of our quarterly financial statements, assistance with filing certain registration statements with the SEC, and assistance with certain financing transactions. Audit fees for 2003 also include fees for the audit of our operations in the Commonwealth of Puerto Rico as a result of statutory requirements.

(2)	Tax fees for 2004 and 2003 include $537,594 and $423,778, respectively, for federal and state tax compliance, including $94,093 and $75,240, respectively, for assistance with tax examinations. The remaining tax fees during 2004 and 2003 ($295,965 and $204,260, respectively) were for services consisting primarily of federal and state tax planning.

(3)	All other fees for 2004 consist of access fees to EY Online, an on-line information and communication tool available to Ernst & Young audit clients. All other fees for 2003 include preparation of the stock performance graph presented in our annual proxy statement for 2002.

Pre-Approval of Audit and Non-Audit Fees

     Consistent with Section 202 of the Sarbanes-Oxley Act of 2002 and SEC rules regarding auditor independence, our Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. In 2003 and 2004, the Audit Committee approved all fees disclosed under tax, “audit related” (none), and “all other” fees by Ernst & Young in accordance with applicable rules.

     The Audit Committee’s Auditor Independence Policy prohibits our independent registered public accounting firm from performing certain non-audit services and any services that have not been approved by the Audit Committee in accordance with the policy and the Section 202 rules. The policy establishes procedures to ensure that proposed services are brought before the Audit Committee for consideration and, if determined by the Committee to be consistent with the auditor’s independence, approved prior to initiation, and to ensure that the Audit Committee has adequate information to assess the types of services being performed and fee amounts on an ongoing basis. The Audit Committee has delegated to its Chair, Mr. Jacobi, the authority to pre-approve services between meetings when necessary, provided that the full Committee is apprised of the services approved at its next regularly scheduled meeting.

EXECUTIVE OFFICERS

Information Concerning Executive Officers Who Are Not Directors

Kenneth A. Bouldin, age 62, has served as an Executive Vice President and as our Chief Development Officer since February 2003. Prior to joining the Company, Mr. Bouldin was the President of KAB Associates, Inc., a management consulting company from 1998 to 2003 and also was the Chairman and CEO of New Century Tech, an information technology services firm, from 1995 to 2002. Mr. Bouldin established Econotech in 1995, an IT staffing firm, which achieved revenues of $15 million per annum and was sold in 2000. Mr. Bouldin served as vice president of Comdisco, Inc. and manager of its Federal Marketing Group from 1993 to 1995. Mr. Bouldin also served as chairman of the board of directors and president and chief operating officer of the Computer Dealers and Lessors Association, which he helped form. Mr. Bouldin also co-founded Econocom, a business that sold and leased new and used data processing equipment. Mr. Bouldin has also had a lengthy military career, rising to the rank of Major General and serving as a commanding general of the 125th Army Reserve Command during Operation Desert Storm. Mr. Bouldin graduated cum laude from the University of Tennessee with a B.S. in Electrical Engineering.

Irving E. Lingo, Jr., age 53, has served as an Executive Vice President and our Chief Financial Officer and Assistant Secretary since December 2000. Prior to joining the Company, Mr. Lingo was chief financial officer for Bradley Real Estate, Inc., a NYSE listed REIT headquartered in Chicago, Illinois, where he was responsible for financial accounting and reporting, including SEC compliance, capital markets, and mergers and acquisitions, from September 1995 to September 2000. Prior to joining Bradley Real Estate, Mr. Lingo held positions as chief financial officer, chief operating officer, and vice president, finance for several public and private companies, including Lingerfelt Industrial Properties, CSX Corporation, and Goodman Segar Hogan, Inc. In addition, he was previously an audit manager at Ernst & Young LLP. Mr. Lingo graduated summa cum laude from Old Dominion University, where he received a B.S. in Business Administration.

G. A. Puryear IV, age 36, has served as an Executive Vice President and as our General Counsel and Secretary since January 2001. Prior to joining the Company, Mr. Puryear served as legislative director and counsel for U.S. Senator Bill Frist, where he worked on legislation and other policy matters. During that time, he also served as a debate advisor to Vice President Richard B. Cheney. In addition, Mr. Puryear worked as counsel on the special investigation of campaign finance abuses during the 1996 elections conducted by the U.S. Senate Committee on Governmental Affairs, which was chaired by U.S. Senator Fred Thompson. Prior to his career on Capitol Hill, Mr. Puryear practiced law with Farris, Warfield & Kanaday, PLC (now Stites & Harbison, PLLC) in Nashville in the commercial litigation section. Mr. Puryear was also a law clerk for the Honorable Rhesa Hawkins Barksdale, U.S. Circuit Judge for the Fifth Circuit in Jackson, Mississippi. Mr. Puryear graduated from Emory University with a major in Political Science in 1990 and received his J.D. from the University of North Carolina in 1993.

Richard P. Seiter, age 56, has served as the Company’s Executive Vice President and Chief Corrections Officer since January 2005. Prior to joining the Company and since 1999, Mr. Seiter served as an Associate Professor in the Department of Sociology and Criminal Justice at Saint Louis University, St. Louis, Missouri. Prior to that, Mr. Seiter served as Warden, Federal Correctional Institution, Greenville, Illinois (1993-1999). In addition, Mr. Seiter was Director of the Ohio Department of Rehabilitation and Correction from 1983 to 1988. Mr. Seiter has authored two textbooks on corrections, “Corrections: An Introduction” (2005) and “Correctional Administration: Integrating Theory and Practice” (2002), both published by Prentice Hall. From 1998 to 2002, Mr. Seiter was Editor of Corrections Management Quarterly, published by Aspen Publishers. Mr. Seiter holds a B.S. in Business Administration from Ohio State University. He also earned his M.P.A. and Ph.D. in Public Administration from Ohio State.

David M. Garfinkle, age 37, has served as our Vice President, Finance since February 2001. Prior to joining the Company, Mr. Garfinkle was the vice president and controller for Bradley Real Estate, Inc. since 1996. Prior to joining Bradley Real Estate, Mr. Garfinkle was a senior audit manager at KPMG Peat Marwick LLP. Mr. Garfinkle graduated summa cum laude from St. Bonaventure University in 1989 with a B.B.A. degree.

Todd J. Mullenger, age 46, has served as our Vice President, Treasurer since January 2001. Mr. Mullenger served as the Vice President, Finance from August 2000 to January 2001. Mr. Mullenger previously served as the vice president of finance of our predecessor company from August 1998 until the completion of its merger with the Company. Mr. Mullenger also served as vice president, finance of an affiliated operating company to our predecessor company from January 1, 1999 through the completion of our restructuring during the fourth quarter of 2000. From September 1996 to July 1998, Mr. Mullenger served as assistant vice president-finance of Service Merchandise Company, Inc., a publicly traded retailer headquartered in Brentwood, Tennessee. Prior to September 1996, Mr. Mullenger served as an audit manager with Arthur Andersen LLP. Mr. Mullenger graduated from the University of Iowa in 1981 with a B.B.A. degree and later earned an M.B.A. from Middle Tennessee State University.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

     The following Report of the Compensation Committee and the performance graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

Compensation Governance

     The Compensation Committee is responsible for setting the compensation of the Company’s executive officers, overseeing the Board’s evaluation of the performance of our executive officers, and administering the Company’s equity-based incentive plans, among other things. The Committee undertakes these responsibilities pursuant to a written charter adopted by the Board, which may be viewed in full on the Company’s website, www.correctionscorp.com (under “Corporate Governance” on the Investor page). Compensation for executive officers also is reviewed by the full Board.

     The compensation of officers below the “Executive Vice President” level, including Mr. Garfinkle and Mr. Mullenger, two of the Named Executive Officers defined later in this Proxy Statement, is set by the Executive Vice President to whom the officer reports in accordance with the corporate compensation plan established by our Chief Executive Officer in consultation with the Committee. This plan is generally consistent with the compensation philosophies and strategies described in this Proxy Statement, with certain distinctions as noted below.

Compensation Philosophy

     The Compensation Committee’s fundamental goal in setting executive compensation is to maintain executive leadership for the Company that will execute our business strategy, uphold our company values, and deliver results to our stockholders. The Company’s executive compensation also should represent good value to our stockholders. Accordingly, the Committee seeks to develop compensation strategies that will attract, retain, and motivate highly qualified and high-performing executives through compensation that is

•	Performance-based: A significant component of compensation should be determined based on whether or not the Company meets performance criteria that in the view of the Board are indicative of the Company’s success.

•	Stockholder-aligned: Equity incentives should be used to align the interests of our executive officers with those of our stockholders.

•	Fair: Compensation should be fair from both internal and external perspectives, taking into account compensation among similarly situated companies, our success relative to peer companies, and our overall Company pay scale.

     The Committee annually evaluates the components and the levels of our executive compensation to ensure that they are consistent with meeting these goals. The Committee also periodically undertakes a more comprehensive re-evaluation of the Company’s compensation approach in order to take into account the Company’s development and to adjust to changes in the industry and regulatory environments within which we operate. In 2004, the Committee engaged PricewaterhouseCoopers LLP (“PwC”), the

Committee’s outside compensation advisor, to assist it with an analysis of the Company’s executive compensation practices. This analysis was completed in the first quarter of 2005 and the results are discussed below in the section headed “Executive Compensation for 2005.” The Company’s approach to executive compensation in the most recently completed fiscal year, which was based on a plan implemented in 2001, also with PwC’s assistance, is discussed below in the section headed “Executive Compensation for 2004.”

Executive Compensation for 2005

     As noted above, the Committee initiated a comprehensive review of our approach to executive compensation in early 2004, with assistance from PwC. The Committee believed that the Company and management had achieved a significant turnaround since 2001, as reflected in significant stock price gains and improvements in the Company’s balance sheet and overall financial condition. The results of this review did not change the Committee’s fundamental compensation philosophy (described above); however, the Committee, with PwC’s assistance, determined that certain changes to its approach were advisable based on the Company’s current financial position and strategic goals, as well as developments in corporate governance and compensation design.

     The Committee adjusted the peer group used for comparative purposes to better reflect the Company’s current operational and strategic positions, moving from a peer group composed of government services, real estate investment trust/real estate industry, and “turnaround” companies to a business services peer group composed of a broader array of companies. The Committee adjusted the Company’s salaries and bonus plans to be more competitive within the revised peer group and to better reflect our current strategic goals. In addition, the Committee adopted an approach to equity incentives that involves a mix of stock options and restricted stock with performance-based vesting. Overall, the Committee continues to be focused on a “pay-for-performance” philosophy with significant upside opportunity tied to annual incentive cash bonuses and long-term equity incentives.

     With respect to cash compensation, the Committee believed it was important to establish performance objectives that would reward its senior management team for significant growth in earnings per share (“EPS”), with discretion provided to the Committee for adjustments for, among other things, comparative accounting principles (i.e., new equity-based compensation charges) and charges incurred for financing transactions approved by the Board. The annual incentive cash bonus is structured to provide incremental increases in bonus (as a percentage of base salary) starting from a base EPS level (no bonus), through a significant target EPS level (75% of base salary), and up to a superior EPS level (a maximum 150% of base salary) (different targets and a lower maximum level apply to officers below the Executive Vice President level). The Committee determined that base salary generally should be set at the 50th percentile of the Company’s peer group. If established performance criteria are fulfilled, total compensation (inclusive of base salary, incentive cash bonuses, and equity values) can equal or exceed the 75th percentile of the peer group.

     With respect to long-term equity compensation, the Committee determined that a strategy utilizing a mix of stock options and restricted stock with performance-based vesting would be in the best interest of stockholders. This strategy allows the Committee to set optimal combinations of time- and performance-based vesting and annual and longer term performance goals, and also can be expected to reduce the number of shares issued to employees when compared to prior practice. More specifically, the mix consists of (i) non-qualified stock options granted at fair market value with time vesting over three years (options granted to officers below the Executive Vice President level vest over four years) and (ii) restricted stock with vesting based upon achieving performance objectives established by the Committee (achievable in increments or in the aggregate over a three year period), with no vesting to occur below a base performance level and incremental 50%, 75%, and 100% percent vesting as established earnings per share objectives are achieved. The number of shares subject to option grants and restricted stock is based upon a valuation denominated analysis rather than the share-denominated awards historically used by the Company.

     The base salaries and equity incentive awards for 2005 for the persons expected to be our named executive officers for 2005 are set forth below in the table titled “2005 Salaries and Equity Grants.”

Executive Compensation for 2004

     Compensation for our executive officers in 2004 was based on the executive compensation strategy that the Committee implemented in 2001. The 2001 strategy reflected the Company’s financial position at the time and the Company’s need to execute an aggressive transition in terms of performance and financial and operating structure. The peer group for the 2001 plan consisted primarily of companies from the government services and real estate investment trust/real estate industries, as well as recent “turnaround” companies. The three primary components of the 2001 program were:

•	Base salary: Base salaries were set at a modest level compared to the peer group.

•	Incentive cash bonuses: Cash bonuses were set with a significant target level for achieving ambitious annual performance targets.

•	Equity incentives: Equity incentives consisted of stock option grants vesting over three years (options granted to employees below the Executive Vice President level vest over four years), with grant levels structured to provide significant incentives for achieving the desired performance and structural transition.

     Base Salary. In general, base salaries were set to create a level of guaranteed cash compensation for executive officers that was secure but that would require specified performance levels to be achieved in order for the executives to receive significant cash compensation through the incentive bonus plan. Each year the Committee reviews and approves a revised annual salary plan for our executive officers, taking into account several factors, including the executive officers’ prior year salaries, their responsibilities, tenures, and performance, salaries paid by comparable companies for comparable positions, the Company’s overall pay scale, and the Company’s recent financial performance. For 2004, this process resulted in the base salaries stated in the “Summary Compensation Table” included in this Proxy Statement.

     Incentive Cash Bonuses. The annual incentive cash bonus plan established in 2001 was designed to pay bonuses only if the Company achieved certain specified performance objectives and to make a significant portion of our executives’ total compensation contingent on successful performance. As noted above, target bonus ranges were set as a percentage of base salary set against what the Committee believed to be ambitious annual performance targets. For 2004, the Committee established a range of incentive bonus opportunities, stated as a percentage of the executive’s base salary up to 100%, that the executive would be entitled to receive based upon our adjusted earnings before income taxes, depreciation, and amortization (“EBITDA”) and earnings per share (“EPS”) for 2004. Based on the Company’s performance in 2004, the incentive cash bonus plan resulted in the bonuses stated in the Summary Compensation Table.

     Equity Incentives. Equity incentive compensation for 2004 consisted of option grants with three year vesting periods (four years for employees below the Executive Vice President level) and exercise prices based on the fair market value of the Company’s common stock on the dates of the grants. The option grants for the Named Executive Officers are set forth in the table titled “Option Grants in Last Fiscal Year” included in this Proxy Statement.

     Other Benefits. The Company matches a percentage of eligible employee contributions to our qualified 401(k) Plan. The matching contributions are made in cash and vest over a five-year period. The Company also has a nonqualified deferred compensation plan covering our executive officers and key employees who elect not to participate in our qualified 401(k) Plan. Under the terms of the plan, participants are allowed to defer up to 50% of their annual base salary and 100% of their incentive cash bonus each plan year. The Company, in its discretion, may make matching contributions to the plan. Currently, we make matching contributions equal to 100% of amounts deferred up to 5% of total cash compensation. Any compensation deferred and matching contributions, if any, will earn a return determined based on the return received by the Company on certain investments designated by the Compensation Committee as a funding mechanism for meeting our obligations under the plan. Participants are 100% vested in amounts deferred under the plan and earnings on those amounts, while each matching contribution and earnings on those amounts historically have vested over a three year period. Based on amendments to our deferred compensation plan authorized in January 2005, matching contributions are expected to vest in the future in the same manner as matching contributions under our 401(k) Plan, as described above. Participants generally may elect to receive benefits accrued under the plan at any time after the end of the fifth year following the deferral or upon termination of employment.

Compensation of Chief Executive Officer and President

     Our Chief Executive Officer and President, John D. Ferguson, is compensated pursuant to and participates in the same executive compensation plans applicable to our other executive officers, as described above. For 2004, Mr. Ferguson’s total cash compensation (inclusive of salary, bonus, and Company contributions under our Executive Deferred Compensation Plan) was $1,179,926. Pursuant to the terms of his employment agreement, Mr. Ferguson had a base salary of $660,000. In addition, Mr. Ferguson was granted non-qualified stock options to purchase 92,726 shares of our common stock at an exercise price of $29.95 per share, which was the stock’s market value at the time of the grant.

Tax Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility on the Company’s tax return of compensation over $1.0 million to the Chief Executive Officer or any of the other four most highly compensated executive officers serving at the end of the fiscal year unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary, and has been approved by our stockholders. The Compensation Committee’s actions with respect to Section 162(m) in 2004 were to make every reasonable effort to ensure that compensation was deductible to the extent permitted while simultaneously providing appropriate rewards for performance. The Committee intends to structure performance based compensation awarded in the future to executive officers who may be subject to
Section 162(m) in a manner that satisfies the relevant requirements. The Committee, however, reserves the authority to award non-deductible compensation as deemed appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of
Section 162(m) and related regulations, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Submitted by the Compensation Committee of the Board of Directors:

Joseph V. Russell, Chair	John R. Horne
John D. Correnti	John R. Prann, Jr.

Summary Compensation Table

     The following table summarizes the compensation paid with respect to the three fiscal years ended December 31, 2004, 2003, and 2002 to (i) John D. Ferguson, our Chief Executive Officer and President and Vice-Chairman of the Board of Directors, (ii) our other five executive officers who were serving as of December 31, 2004, and (iii) James A. Seaton, our former Chief Operating Officer, who would have been one of our four most highly compensated executive officers other than Mr. Ferguson had he been serving in such capacity as of December 31, 2004 (collectively, the “Named Executive Officers”).

					Long-Term
					Compensation Awards
	Annual Compensation				Securities
				Other Annual	Underlying Options	All Other
Name and Principal Position	Year	Salary	Bonus	Comp.(1)	(#)	Comp.(2)
John D. Ferguson	2004	$653,077	$469,399	$—	92,726	$57,450
Chief Executive Officer,	2003	534,615	495,921	—	92,726	49,673
President, and Vice-	2002	400,000	458,846	—	123,635	31,810
Chairman of the Board

Irving E. Lingo, Jr.	2004	339,257	243,841	—	51,173	31,553
Executive Vice President,	2003	314,753	291,802	—	51,173	25,703
Chief Financial Officer, and	2002	299,116	199,312	—	68,230	18,258
Assistant Secretary

James A. Seaton (3)	2004	314,721	—	—	—	22,801
Executive Vice President	2003	281,030	260,537	58,205	68,230	18,500
and Chief Operating Officer	2002	132,212	88,979	24,458	170,575	10,795

Kenneth A. Bouldin	2004	272,308	195,721	—	50,000	—
Executive Vice President	2003	212,307	198,330	20,000	125,000	—
and Chief Development Officer	2002	—	—	—	—	—

G. A. Puryear IV	2004	203,034	145,930	—	25,586	—
Executive Vice President,	2003	179,265	166,696	—	25,586	—
General Counsel,	2002	168,617	122,282	—	34,115	—
and Secretary

Todd J. Mullenger	2004	182,077	69,803	—	16,400	10,250
Vice President, Treasurer	2003	165,963	80,183	—	10,450	8,354
	2002	158,221	42,874	—	10,450	4,252

David M. Garfinkle	2004	182,077	69,803	—	16,400	10,250
Vice President, Finance	2003	165,963	80,183	—	10,450	8,354
	2002	158,221	42,874	—	10,450	4,252

(1)	Represents moving allowances paid to Mr. Seaton and Mr. Bouldin.

(2)	“All Other Comp.” consists of contributions to our Executive Deferred Compensation Plan with respect to Mr. Ferguson, Mr. Lingo, and Mr. Seaton and contributions to the Corrections Corporation of America 401(k) Savings and Retirement Plan with respect to Mr. Garfinkle and Mr. Mullenger.

(3)	Mr. Seaton resigned effective August 10, 2004. Pursuant to the agreement reached with Mr. Seaton in connection with his resignation, and consistent with the terms of his employment agreement, we agreed to pay Mr. Seaton his annual base salary effective at the time of his resignation evenly over a twelve-month period.

Option Grants in Last Fiscal Year

     The following table sets forth the options to purchase shares of common stock granted to the Named Executive Officers during the fiscal year ended December 31, 2004.

	Individual Grants
	Number of				Potential Realized Value
	Securities	Percentage of Total			at Assumed Rates of
	Underlying Options	Options Granted to			Stock Price Appreciation For
	Granted	Employees in Fiscal	Exercise		Option Term(1)
Name	(#)(2)	Year	Price(3)	Expiration Date	5%	10%
John D. Ferguson	92,726	13.3%	$29.95	2-17-2014	$1,746,531	$4,426,052
Irving E. Lingo, Jr.	51,173	7.3%	29.95	2-17-2014	963,864	2,442,620
James A. Seaton	51,173	7.3%	29.95	2-17-2014	963,864	2,442,620
Kenneth A. Bouldin	50,000	7.2%	29.95	2-17-2014	941,770	2,386,629
G. A. Puryear IV	25,586	3.7%	29.95	2-17-2014	481,922	1,221,286
Todd J. Mullenger	16,400	2.4%	29.95	2-17-2014	308,900	782,814
David M. Garfinkle	16,400	2.4%	29.95	2-17-2014	308,900	782,814

(1)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast future appreciation, if any, of the price of our common stock.

(2)	Each of the options vest one-third each year, beginning on the first anniversary of the grant date, except with respect to Mr. Garfinkle and Mr. Mullenger, whose options vest one-fourth each year.

(3)	Each of the options has an exercise price equal to the fair market value of our common stock at the time of the grant.

Aggregate Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

     The following table sets forth information regarding the exercise of stock options during the fiscal year ended December 31, 2004 and value of unexercised options to purchase shares of common stock held on December 31, 2004 by the Named Executive Officers.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options at
	Shares Acquired on		Options Held at December 31, 2004		December 31, 2004 (1)
Name	Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
John D. Ferguson	—	$—	924,580	195,755	$24,144,314	$3,402,429
Irving E. Lingo, Jr.	25,000	791,051	208,119	108,032	6,082,188	1,877,703
James A. Seaton	136,460	2,500,199	—	—	—	—
Kenneth A. Bouldin	10,000	181,800	31,667	133,333	750,825	2,500,825
G. A. Puryear IV	—	—	116,560	54,105	3,437,356	938,838
Todd J. Mullenger	—	—	23,513	34,688	680,948	645,768
David M. Garfinkle	5,000	160,300	18,513	34,688	522,448	645,768

(1)	These amounts were calculated by subtracting the exercise price from the market price of the underlying common stock as of December 31, 2004. The market value of the common stock was $40.45 per share as of December 31, 2004 (the last trading date in 2004) based on the closing price per share on the NYSE.

2005 Salaries and Equity Grants

     The table below sets forth the base salary levels, effective April 1, 2005, and 2005 equity incentive grants for the persons expected to constitute our named executive officers for 2005.

				Number of
		Shares Subject to	Exercise	Restricted
Name	Base Salary	Option Grant	Price (1)	Shares(2)
John D. Ferguson	$683,100	45,000	$39.16	17,100
Irving E. Lingo, Jr.	341,550	22,500	39.16	8,550
Kenneth A. Bouldin	300,000	22,500	39.16	8,550
Richard P. Seiter	270,000	45,000	39.16	17,100
G. A. Puryear IV	230,000	18,500	39.16	7,030

(1)	The exercise price per share is equal to the fair market value of the common stock on the date of the grant, February 16, 2005.

(2)	The shares of restricted stock are subject to vesting over a three year period upon satisfaction of certain performance criteria for the fiscal years ending December 31, 2005, 2006, and 2007 as established by the Compensation Committee. No more than one-third of such shares may vest in the first performance period; however, the performance criteria are cumulative for the three year period and are subject to accelerated vesting upon certain events (death, disability, retirement, or certain “change in control” events).

Employment Agreements and Change in Control Provisions

Employment Agreements

     John D. Ferguson. We have an employment agreement with John D. Ferguson that expires on December 31, 2005 and is subject to automatic one-year renewals unless the Company or Mr. Ferguson provides notice of non-renewal at least 60 days in advance of expiration of the prior term. The agreement provides for an annual salary, as well as customary benefits, including life and health insurance. Mr.

Ferguson’s cash compensation is discussed in more detail above in the Report of the Compensation Committee.

     If Mr. Ferguson’s employment is terminated “without cause,” Mr. Ferguson resigns for “good cause,” or the agreement is not renewed by either party upon the expiration of a renewal term, we generally are required to pay Mr. Ferguson a cash severance payment equal to two times his annual base salary then in effect, payable in monthly installments for a period of two years following the termination of employment, as well certain accrued rights, if any, which include prorated bonus compensation and accrued but unpaid salary. Mr. Ferguson will also continue to be covered under existing life, medical, disability, and health insurance plans for a period of two years. To the extent Mr. Ferguson has become vested in any options to purchase shares of our common stock or other equity securities granted to him prior to the date of termination, Mr. Ferguson will remain entitled to exercise them in accordance with their terms. Any unvested options will be forfeited.

     In the event Mr. Ferguson’s employment terminates in connection with a “change in control,” whether by resignation or otherwise, Mr. Ferguson will be entitled to receive a lump sum cash payment equal to three times his base salary then in effect, as well as certain tax reimbursement payments. Mr. Ferguson will also continue to be covered under existing life, medical, disability, and health insurance plans for a period of two years. In addition, all options to purchase shares of our common stock or other company equity securities granted prior to the date of termination, whether vested or unvested, will become immediately exercisable in accordance with their terms.

     Mr. Ferguson is prohibited from competing with the Company during the term of his employment and for a period of one year following termination of employment. Mr. Ferguson is also subject to certain confidentiality and non-disclosure provisions during this period.

     Other Executive Officers. We also have employment agreements with each of Mr. Bouldin, Mr. Lingo, Mr. Puryear, and Mr. Seiter. Each of the employment agreements expire on December 31, 2005 and are subject to up to three automatic one-year renewals unless the Company or executive provide notice of non-renewal at least 60 days in advance of the expiration of a prior term. The agreements provide for an annual salary, as well as customary benefits, including life and health insurance, and reimbursement for certain civic and professional memberships that are approved in advance by the Company.

     Under each of these agreements, if we terminate the employment of the executive “without cause” or the agreement is not renewed by either party, we generally are required to pay a cash severance amount equal to the executive’s annual base salary then in effect, payable in installments in accordance with the terms of the agreements. In the event of termination in connection with a “change in control,” whether by resignation or otherwise, the executive will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary then in effect, as well as certain tax reimbursement payments, and the employee will continue to be covered under existing life, medical, disability, and health insurance plans for a period of one year.

     Each of the executives is prohibited from competing with the Company during the term of his employment and for a period of one year following termination of employment. Each employee is also subject to certain confidentiality and non-disclosure provisions during this period.

Change in Control Provisions of Stock Incentive Plans

     Our 1995 Stock Incentive Plan and our Amended and Restated 1997 Employee Share Incentive Plan each provide that upon a “change-in-control” or “potential change-in-control,” as defined in the plans, the value of all outstanding share options granted under the plans, to the extent vested, will be cashed out on the basis of a “change-in-control price,” which is generally based on the highest price paid per share of common stock on the NYSE at any time during a 60-day period prior to the occurrence of the “change-in-control” event. Certain executive officers have been granted options to purchase shares of common stock under the 1995 Stock Incentive Plan and under the Amended and Restated 1997 Employee Share Incentive Plan.

     Under our Amended and Restated 2000 Stock Incentive Plan, the vesting of all or a portion of an option, stock appreciation right, or restricted stock award will be accelerated upon a “change in control,” as defined in the plan. Certain of our executive officers have been granted options to purchase shares of common stock under this plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Ownership of Common Stock

     The following table contains information regarding our beneficial ownership of our common stock as of March 1, 2005 by our directors and Named Executive Officers individually and as a group:

	Number of	Shares		Percent of
	Shares	Acquirable		Common Stock
	Beneficially	Within	Total Beneficial	Beneficially
Name of Beneficial Owner (1)	Owned (2) (3)	60 Days(4)	Ownership	Owned(5)
William F. Andrews	52,048	118,212	170,260	*
John D. Ferguson	58,590	997,609	1,056,199	2.63%
Donna M. Alvarado	—	5,666	5,666	*
Lucius E. Burch, III	403,184	23,296	426,480	1.09%
John D. Correnti	1,548	20,000	21,548	*
John R. Horne	6,048	13,666	19,714	*
C. Michael Jacobi	16,000	20,000	36,000	*
Thurgood Marshall, Jr.	2,000	9,666	11,666	*
Charles L. Overby	4,300	13,666	17,966	*
John R. Prann, Jr.	1,448	20,000	21,448	*
Joseph V. Russell	54,450	25,020	79,470	*
Henri L. Wedell	878,208	20,000	898,208	2.30%
Kenneth A. Bouldin	8,550	75,000	83,550	*
Irving E. Lingo, Jr.	8,550	239,978	248,528	*
G. A. Puryear IV	8,030	123,239	131,269	*
James A. Seaton	—	—	—	*
Todd J. Mullenger	20,209	32,838	53,047	*
David M. Garfinkle	2,850	22,838	25,688	*
All directors and executive officers as a group (18 persons)	1,526,013	1,780,694	3,306,707	8.09%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Richard P. Seiter, whom we expect to be a named executive officer for 2005, beneficially owns 17,100 shares of common stock in the form of restricted stock, as stated in the table titled “2005 Salaries and Equity Grants” in the “Executive Compensation” section of this Proxy Statement.

(2)	Except as set forth below, each person in the table has sole voting and investment power over the shares listed:

•	Mr. Andrews — Includes 2,000 shares held in an IRA.

•	Mr. Ferguson — Includes 1,150 shares held in our 401(k) Plan.

•	Mr. Burch — Includes: (i) 23,776 shares owned by the Lucius Burch Family Foundation and (ii) 792 shares owned by Lucius Burch Sheffield Partners.

•	Mr. Jacobi — Includes 6,000 shares held in an IRA.

•	Mr. Russell — Includes shares owned jointly with his wife.

•	Mr. Wedell — Includes: (i) 513,719 shares owned by Mr. Wedell’s wife; (ii) 67,463 shares held in an IRA;(iii) 112,489 shares held by the Wedell Spendthrift Trust; and (iv) 23,000 shares held by The Miller Trust.

(3)	With respect to Mr. Ferguson, Mr. Bouldin, Mr. Lingo, Mr. Puryear, Mr. Garfinkle, and Mr. Mullenger, includes shares of restricted stock with performance based vesting, and which therefore is subject to forfeiture if vesting conditions are not met, as described in footnote 2 to the table titled “2005 Salaries and Equity Grants” in the “Executive Compensation” section of this proxy statement.

(4)	Reflects the number of shares that could be purchased upon exercise of stock options at March 1, 2005 or within 60 days thereafter (other than shares covered by stock options to be automatically granted to our non-employee directors on the date of the Annual Meeting under the terms of the Company’s Amended and Restated 2000 Stock Incentive Plan).

(5)	The percentage ownership for each stockholder is calculated by dividing (i) the total number of shares of common stock beneficially owned by the stockholder by (ii) 39,091,964 shares plus any shares of common stock acquirable by that stockholder (including exercisable stock options) within 60 days after March 1, 2005.

     The following table contains information regarding the only persons who are known to us to beneficially own greater than 5% of our common stock as of March 1, 2005.

	Number of	Shares		Percent of
	Shares	Acquirable		Common Stock
	Beneficially	Within	Total Beneficial	Beneficially
Name of Beneficial Owner	Owned	60 Days	Ownership(1)	Owned(2)(3)
Pacific Mezzanine Fund, L.P.	3,362,467	—	3,362,467	8.6%

(1)	Based on our issuance on March 1, 2005 of an aggregate of 3,362,467 shares of our common stock to PMI Mezzanine Fund, L.P. in connection with the mandatory conversion of our 4.0% convertible subordinated note due 2007 in the principal amount of $30,000,000 held by PMI, as previously disclosed in a Current Report on Form 8-K filed by us on March 2, 2005. The principal address of PMI Mezzanine Fund, L.P. is 610 Newport Center Drive, Suite 1100, Newport Beach, California 92660.

(2)	Percentage calculated based on shares of common stock outstanding as of March 1, 2005.

(3)	AW Asset Management LLC and FMR Corp. filed Schedules 13G and 13G/A Information Statements, respectively, on or before February 15, 2005, indicating ownership of greater than 5% of our outstanding common stock. These Information Statements state that AW Asset Management LLC and FMR Corp. beneficially owned 5.13% and 5.301%, respectively, of our common stock on December 31, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file reports of ownership and changes in ownership with the SEC and the NYSE. Based on our records and other information, all Section 16(a) filing requirements were satisfied by our executive officers and directors in 2004.

PERFORMANCE GRAPH

     Our common stock is currently traded on the NYSE under the symbol “CXW.” Prior to the completion of the Company’s restructuring during the fourth quarter of 2000, the common stock was traded on the NYSE under the symbol “PZN”. On March 31, 2005, the last reported sales price of our common stock was $ 38.60 per share. Effective May 18, 2001, we completed a reverse stock split of our common stock at a ratio of one-for-ten.

     The following graph provides a comparison of the cumulative total stockholder return on the common stock compared to the cumulative total return of the Standard & Poor’s 500 Index (the “S&P 500 Index”) and an index consisting of direct competitors (the “Peer Group Index”). We believe that the companies included in the Peer Group Index generally possess assets, liabilities, and operations more similar to ours than companies comprising other publicly-available indices. The graph assumes an initial investment of $100, a reinvestment of distributions and/or dividends, and the actual increase or decrease of the market value of the common stock relative to the initial investment of $100. The comparisons in this graph are required by the SEC and are not intended to forecast or be indicative of possible or future performance of the common stock. All values related to the shares of common stock are on a post-reverse stock split basis.

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	1999	2000	2001	2002	2003	2004
CORRECTIONS CORPORATION OF AMERICA	100.00	13.37	72.15	66.67	112.07	157.25
S & P500	100.00	90.89	80.09	62.39	80.29	89.02
PEER GROUP	100.00	61.99	127.72	93.08	153.59	174.93

*	The Peer Group includes Avalon Correctional Services, Inc., Cornell Companies, Inc., Correctional Services Corp., and the Geo Group, Inc. (formerly Wackenhut Corrections Corp.).

PROXY

CORRECTIONS CORPORATION OF AMERICA

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 10, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) John D. Ferguson and Irving E. Lingo, Jr., and each of them with full power of substitution and revocation, as proxies of the undersigned, and hereby authorize(s) them to represent and to vote, as designated, all of the voting common stock of Corrections Corporation of America, a Maryland corporation (the “Company”), held by the undersigned on Monday, March 28, 2005, at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 10, 2005, at 10:00 a.m., local time, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee, and at any adjournments or postponements thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors.

	☐	FOR all nominees

	☐	WITHHOLD AUTHORITY to vote for all nominees

Nominees: William F. Andrews, John D. Ferguson, Donna M. Alvarado, Lucius E. Burch, III, John D. Correnti, John R. Horne, C. Michael Jacobi, Thurgood Marshall, Jr., Charles L. Overby, John R. Prann, Jr., Joseph V. Russell and Henri L. Wedell.

	☐	For all nominees except for the following:

2.	Ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

		☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournments or postponements thereof.

PLEASE FULLY COMPLETE, DATE, PROPERLY SIGN AND RETURN THIS PROXY PROMPTLY.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Please check here if you plan to attend the meeting.	☐

Signature of Stockholder:	Date:

Signature of Stockholder:	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If a signer is a partnership, please sign in partnership name by authorized person.